Exhibit 99.(d)(1)(k)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

July 9, 2012

The Board of Trustees of Advanced Series Trust

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:          Contractual Expense Cap for AST Western Asset Emerging Markets Debt Portfolio

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fee, so that the effective management fee rate paid by the AST Western Asset Emerging Markets Debt Portfolio is 0.80% of the average daily net assets of the Portfolio through July 1, 2014.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Timothy S. Cronin

Name: Timothy S. Cronin
Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:	/s/ Timothy S. Cronin

Name: Timothy S. Cronin
Title: President